                                                                      Exhibit 99

REPORT OF INDEPENDENT AUDITORS


To the Shareholders and Board of Directors of The BFGoodrich Company:

   We have audited the accompanying consolidated balance sheet of The BFGoodrich Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The BFGoodrich Company and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Cleveland, Ohio
February 4, 1997,                                              ERNST & YOUNG LLP
except for Note B,
as to which the date is
July 16, 1997

                  The B.F.Goodrich Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME


(Dollars in millions, except per share amounts)

Year Ended December 31                                                          1996                1995             1994
-----------------------------------------------------------------------------------------------------------------------------------
SALES                                                                        $ 2,078.2           $ 1,860.5        $  1,689.0

Operating costs and expenses:
  Cost of sales                                                                1,401.6             1,281.1           1,158.8
  Selling and administrative expenses                                            454.5               411.8             389.2
  Restructuring costs                                                              4.0                 3.1               -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               1,860.1             1,696.0           1,548.0
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                 218.1               164.5             141.0

Interest expense                                                                 (40.6)              (44.6)            (47.1)
Interest income                                                                    1.5                 2.5               1.0
Other income (expense)--net of tax                                               (21.8)                0.6             (25.1)
-----------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes and Trust distributions                                    157.2               123.0              69.8
Income tax expense                                                               (53.5)              (43.3)            (26.8)
Distributions on Trust preferred securities                                      (10.5)               (5.1)              -
-----------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                 93.2                74.6              43.0

Income from discontinued operations--net of tax                                   58.5                43.4              32.7
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       151.7               118.0              75.7

Dividends and call premium on preferred stocks                                     -                  (5.6)             (8.0)
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME APPLICABLE TO COMMON STOCK                                         $  151.7           $   112.4        $     67.7
===================================================================================================================================
EARNINGS PER SHARE

   Continuing operations                                                      $   1.73           $    1.32        $     0.68
   Discontinued operations                                                        1.08                0.83              0.63
-----------------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                                 $   2.81           $    2.15        $     1.31
===================================================================================================================================

See Notes to Consolidated Financial Statements.

                     The B.F.Goodrich Company and Subsidiaries



CONSOLIDATED BALANCE SHEET


(Dollars in millions,
except per share amounts)
December 31                                                                                   1996                   1995
------------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS

  Cash and cash equivalents                                                           $       48.7           $       60.3
  Accounts and notes receivable                                                              398.0                  399.0
  Inventories                                                                                367.1                  355.3
  Deferred income taxes                                                                       68.0                   67.9
  Prepaid expenses and other assets                                                           30.5                   32.7
------------------------------------------------------------------------------------------------------------------------------------

   TOTAL CURRENT ASSETS                                                                      912.3                  915.2
------------------------------------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                                                          3.3                   28.3
PROPERTY                                                                                     946.0                  859.2
GOODWILL                                                                                     544.3                  481.4
IDENTIFIABLE INTANGIBLE ASSETS                                                                47.6                   51.5
INTANGIBLE PENSION ASSET                                                                       -                     42.6
OTHER ASSETS                                                                                 209.6                  111.4
------------------------------------------------------------------------------------------------------------------------------------

   TOTAL ASSETS                                                                        $   2,663.1           $    2,489.6
====================================================================================================================================

CURRENT LIABILITIES

  Short-term bank debt                                                                 $     130.8           $       11.3
  Accounts payable                                                                           243.1                  235.9
  Accrued expenses                                                                           237.2                  231.1
  Income taxes payable                                                                        11.1                   33.3
  Current maturities of long-term debt
   and capital lease obligations                                                              36.0                   80.3
------------------------------------------------------------------------------------------------------------------------------------

   TOTAL CURRENT LIABILITIES                                                                 658.2                  591.9
------------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS                                                 400.0                  422.3

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS                                                  348.5                  351.9

OTHER NON-CURRENT LIABILITIES                                                                 83.6                  122.7

MANDATORILY REDEEMABLE PREFERRED SECURITIES OF TRUST                                         122.6                  122.2

SHAREHOLDERS' EQUITY

Common stock--$5 par value
   Authorized, 100,000,000 shares;
   issued, 54,899,308 shares in 1996 and
   53,578,520 shares in 1995                                                                 274.5                  133.9
  Additional capital                                                                         357.3                  447.5
  Income retained in the business                                                            453.7                  360.9
  Cumulative unrealized translation adjustments                                                5.9                    9.6
  Amount related to recording  minimum  pension liability                                      -                    (28.8)
  Unearned portion of restricted stock awards                                                 (9.0)                 (16.2)
  Common stock held in treasury, at cost
   (1,135,985 shares in 1996 and 1,045,136 shares in 1995)                                   (32.2)                 (28.3)
------------------------------------------------------------------------------------------------------------------------------------
   TOTAL SHAREHOLDERS' EQUITY                                                              1,050.2                  878.6
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $     2,663.1           $    2,489.6
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                     The B.F.Goodrich Company and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)
Year Ended December 31                                                          1996                1995              1994
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income                                                               $     151.7         $      118.0       $     75.7
  Adjustments to reconcile   net  income  to
   net cash provided  by operating activities:
    Depreciation and amortization                                              118.4                113.9            112.1
    Deferred income taxes                                                       17.9                 29.5             21.2
    Gains on sale of businesses                                                 (9.7)                (3.6)             -
    Change in  assets  and liabilities, net of
     effects of acquisitions and dispositions
     of businesses:
        Receivables                                                             13.8                (15.4)           (60.4)
        Inventories                                                             (9.4)               (22.8)            11.8
        Other current assets                                                     2.0                  (.1)            (4.7)
        Accounts payable                                                        (2.8)                 2.2             57.6
        Accrued expenses                                                         3.0                 (8.0)             9.5
        Income taxes payable                                                   (19.5)                 9.1             (5.6)
        Other non-current assets and liabilities                                (7.7)               (29.3)           (33.6)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                    257.7                193.5            183.6

INVESTING ACTIVITIES

  Purchases of property                                                       (184.1)              (147.7)          (129.3)
  Proceeds from sale of property                                                 5.7                  3.2             10.5
  Payments made in connection with acquisitions,
   net of cash acquired                                                       (107.9)               (15.4)           (20.2)
  Proceeds from sale of businesses                                              28.9                 82.3              -
  Other transactions                                                             -                   (1.9)             -
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used by investing activities                                       (257.4)               (79.5)          (139.0)

FINANCING ACTIVITIES

  Changes in short-term debt                                                   118.9                (59.2)            46.7
  Proceeds from issuance of long-term debt                                      70.0                 80.8              -
  Repayment of long-term debt and capital lease
   obligations                                                                (141.8)               (62.0)           (20.5)
  Proceeds from issuance of capital stock                                       11.2                 16.6              1.4
  Proceeds from issuance of Trust preferred securities,
   net of issuance costs                                                         -                  122.1              -
  Purchases of treasury stock                                                    (.1)               (33.4)            (1.1)
  Dividends                                                                    (58.9)               (61.6)           (64.6)
  Distributions on Trust preferred securities                                  (10.5)                (5.1)             -
  Retirements of preferred stock                                                 -                  (88.3)            (4.9)
------------------------------------------------------------------------------------------------------------------------------------
  Net cash used by financing activities                                        (11.2)               (90.1)           (43.0)

EFFECT OF EXCHANGE RATE
CHANGES ON CASH AND CASH EQUIVALENTS                                             (.7)                  .6               .8
------------------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (11.6)                24.5              2.4
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  60.3                 35.8             33.4
------------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $      48.7         $       60.3       $     35.8
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                   The B.F.Goodrich Company and Subsidiaries


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Dollars in millions, except per share amounts)
Year Ended December 31                                                             1996              1995             1994
------------------------------------------------------------------------------------------------------------------------------------
$3.50 CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D                      $       -        $        -        $     110.0
------------------------------------------------------------------------------------------------------------------------------------


COMMON STOCK--$5 PAR VALUE
  Balance at  beginning  of year                                                  133.9             129.8            128.8
  Common stock issued for:
   Two-for-one common stock split                                                 134.7               -                -
   Contribution to pension plans                                                    3.8               -                -
   Acquisitions                                                                     -                 -                 .7
   Conversion  of  Series D Preferred Stock                                         -                 2.0              -
   Employee award programs                                                          2.1               2.1               .3
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                                          274.5             133.9            129.8
------------------------------------------------------------------------------------------------------------------------------------

ADDITIONAL CAPITAL
  Balance at beginning of year                                                    447.5             401.7            393.8
  Two-for-one common stock split                                                 (134.7)              -                -
  Contribution to pension plans                                                    26.2               -                -
  Acquisitions                                                                      -                 -                5.6
  Conversion of Series D Preferred Stock                                            -                20.8              -
  Employee award programs                                                          15.6              23.6              2.3
  Other capital share transactions                                                  2.7               1.4              -
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                                          357.3             447.5            401.7
------------------------------------------------------------------------------------------------------------------------------------

INCOME RETAINED IN THE BUSINESS

  Balance at beginning of year                                                    360.9             305.7            294.6
  Net income                                                                      151.7             118.0             75.7
  Premium on redemption of Series D Preferred Stock                                 -                (1.2)             -
  Dividends:
   Preferred Stock:
     Series A, $7.85 a share                                                        -                 -                (.3)
     Series D, $3.50 a share                                                        -                (4.4)            (7.7)
   Common stock--$1.10 per share in each year                                     (58.9)            (57.2)           (56.6)
------------------------------------------------------------------------------------------------------------------------------------
     Total dividends                                                              (58.9)            (61.6)           (64.6)
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                                          453.7             360.9            305.7
------------------------------------------------------------------------------------------------------------------------------------

CUMULATIVE UNREALIZED TRANSLATION ADJUSTMENTS

  Balance at beginning of year                                                      9.6               4.9              (.3)
  Aggregate adjustments for the year                                               (3.7)              4.7              5.2
------------------------------------------------------------------------------------------------------------------------------------
  Balance at end of year                                                            5.9               9.6              4.9
------------------------------------------------------------------------------------------------------------------------------------

AMOUNT RELATED TO RECORDING MINIMUM PENSION LIABILITY                               -               (28.8)           (18.6)
------------------------------------------------------------------------------------------------------------------------------------
UNEARNED PORTION OF RESTRICTED STOCK AWARDS                                        (9.0)            (16.2)            (3.9)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK HELD IN TREASURY, AT COST                                            (32.2)            (28.3)            (7.0)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                  $   1,050.2      $      878.6      $     922.6
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                 The B.F.Goodrich Company and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A
SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements reflect the accounts of The BFGoodrich Company ("BFGoodrich" or the "Company") and its majority-owned subsidiaries. Investments of 20- to 50-percent-owned affiliates and majority-owned companies in which investment is considered temporary are accounted for using the equity method. Equity in earnings from these businesses is included in Other income (expense)-net. Intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at the time of purchase.

INVENTORIES: Inventories are stated at the lower of cost or market. Certain domestic inventories are valued by the last-in, first-out ("LIFO") cost method. Inventories not valued by the LIFO method are valued principally by the average cost method.

LONG-LIVED ASSETS: Property, plant and equipment, including amounts recorded under capital leases, are recorded at cost. Depreciation and amortization is computed principally using the straight-line method over the following estimated useful lives: buildings and improvements, 15 to 40 years; machinery and equipment, 5 to 15 years. Repairs and maintenance costs are expensed as incurred.

   Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses and is being amortized by the straight-line method, in most cases over 20 to 40 years.

   Identifiable intangible assets are recorded at cost, or when acquired as a part of a business combination, at estimated fair value. These assets include patents and other technology agreements, licenses and non-compete agreements. They are amortized using the straight-line method over estimated useful lives of 5 to 25 years.

   Impairment of long-lived assets and related goodwill is recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset.





REVENUE RECOGNITION: The Company recognizes revenues from the sale of products at the point of passage of title, which is at the time of shipment. Revenues earned from providing maintenance service are recognized when the service is complete.

FINANCIAL INSTRUMENTS: The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts and notes receivable, accounts payable and debt. Because of their short maturity, the carrying amount of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term bank debt approximates fair value. Fair value of long-term debt is based on rates available to the Company for debt with similar terms and maturities.

   Off balance sheet derivative financial instruments at December 31, 1996, include an interest rate swap agreement, foreign currency forward contracts and foreign currency swap agreements.

   Interest rate swap agreements are used by the Company, from time to time, to manage interest rate risk on its floating rate debt portfolio. Each interest rate swap is matched as a hedge against a specific debt instrument and has the same notional amount as the related debt instrument principal. Interest rate swap agreements are generally entered into at the time the related floating rate debt is issued in order to convert the floating rate debt to fixed rates. Fair value of these instruments is based on estimated current settlement cost.

   The Company enters into foreign currency forward contracts (principally against the British pound, Italian lira, Spanish peseta, French franc, Dutch gilder and U.S. dollar) to hedge the net receivable/payable position arising from trade sales and purchases and intercompany transactions by its European businesses. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash inflows and outflows resulting from the sale of products and purchases from suppliers denominated in a currency other than the functional currency of the respective businesses will be adversely affected by changes in exchange rates. Foreign currency gains and losses under the above arrangements are not deferred. Foreign currency forward contracts are entered into with major commercial European banks that have high credit ratings. From time to time, the Company uses foreign currency forward contracts to hedge purchases of capital equipment. Foreign currency gains and losses for such purchases are deferred as part of the basis of the asset.

   The Company also enters into foreign currency swap agreements (principally for the Belgian franc, French franc and Dutch gilder) to eliminate foreign exchange risk on intercompany loans between European businesses.

   The fair value of foreign currency forward contracts and foreign currency swap agreements is based on quoted market prices.

STOCK-BASED COMPENSATION: The Company accounts for stock-based employee compensation in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations.

EARNINGS PER SHARE: Primary earnings per share of common stock are computed after recognition of preferred stock dividend requirements and premiums associated with the redemption of preferred stock, based on the weighted average number of common stock and common stock equivalents outstanding of 53,979,757 for 1996, 52,339,140 for 1995 and 51,532,752 for 1994. Fully diluted earnings per share are not presented, since dilution is less than 3 percent.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain amounts presented in prior years' financial statements and the notes thereto have been reclassified to conform with the 1996 presentation.

NOTE B
DISCONTINUED OPERATIONS
On July 16, 1997, the Company entered into a definitive agreement to sell its chlor-alkali and olefins ("CAO", previously reported as Other Operations) business to The Westlake Group for $92.75 million (see Note R). The disposition of the CAO business represents the disposal of a segment of a business under APB Opinion No. 30 ("APB 30"). Accordingly, the consolidated statement of income has been restated to reflect the CAO business as a discontinued operation.

On February 3, 1997, the Company completed the sale of Tremco Incorporated to RPM, Inc. for $230.7 million, resulting in an after-tax gain of $59.5 million, or $1.09 per share. The sale of Tremco Incorporated completed the disposition of the Company's Sealants, Coatings and Adhesives Group ("SC&A") and also represents the disposal of a segment of a business under APB 30.

A summary of the results of discontinued operations for the periods presented follows, which in the case of SC&A in 1996 excludes sales and net losses during the phase-out period. Discontinued operations in 1996 also include a $30 million, or $.55 per share, non-cash adjustment to the gain calculation of a business previously divested and reported as a discontinued operation in 1993.

   In 1994, the Company recognized a $10 million tax benefit as a result of realizing the benefit of utilizing excess foreign tax credits resulting from a business previously divested and reported as a discontinued operation in 1993.



                                                      1996         1995          1994
-----------------------------------------------------------------------------------------------------------
  Sales:

      CAO                                            $160.6       $188.9        $160.3

      SC&A                                            316.8        359.5         349.5
-----------------------------------------------------------------------------------------------------------
                                                     $477.4       $548.4        $509.8
===========================================================================================================

  Pretax income from operations:

      CAO                                            $ 21.0       $ 57.5        $ 24.1

      SC&A(1)                                          27.0         17.8          14.7
-----------------------------------------------------------------------------------------------------------
                                                       48.0         75.3          38.8

  Income tax expense                                  (19.5)       (31.9)        (16.1)
-----------------------------------------------------------------------------------------------------------
  Net income from operations                           28.5         43.4          22.7

  Adjustments to gain of 1993
    discontinued operation                             30.0           -           10.0
-----------------------------------------------------------------------------------------------------------

  Income from discontinued operations                $ 58.5       $ 43.4        $ 32.7
===========================================================================================================

(1) Includes $6.4 million gain on the sale of a business in 1996.



   Included in the December 31, 1996 Consolidated Balance Sheet are assets of $312.4 million and liabilities of $144.6 million related to discontinued operations.

NOTE C
ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS

ACQUISITIONS: During 1996, the Company's Specialty Chemicals segment acquired five businesses for cash consideration of approximately $108 million. The aggregate purchase price includes approximately $80 million of goodwill. The purchase price allocations have been based on preliminary estimates, which may be revised at a later date.

   Four of the acquisitions are part of the Specialty Additives Group. One of the businesses acquired is a European-based supplier of emulsions and polymers for use in paint and coatings for textiles, paper, graphic arts and industrial applications. Two of the acquisitions represent product lines consisting of water-borne acrylic resins and coatings and additives used in the graphic arts industry. The fourth acquisition consists of water-based textile coatings product lines. The Specialty Plastics Group made the remaining acquisition, a small supplier of anti-static compounds.

   Goodwill is being amortized using the straight-line method over periods up to 20 years for the five Specialty Chemicals acquisitions.

   During 1995, BFGoodrich acquired four small aerospace businesses and two small specialty chemical businesses. The aggregate purchase price of these businesses was $15.4 million.

   During 1994, the Company acquired two small specialty chemical businesses which manufacture coatings and products for the textile industry. The cash paid and stock issued for these businesses was $26.5 million in the aggregate.

   These acquisitions were recorded using the purchase method of accounting. Their results of operations have been included in the consolidated financial statements since their respective dates of acquisition.

DISPOSITIONS: In May 1995, the Company sold its wholly owned subsidiary, Arrowhead Industrial Water, Inc., for $84.3 million, resulting in a pretax gain of $3.6 million, which is included in Other income (expense)-net.

RESTRUCTURINGS: In 1996, the Company recognized a $4 million pretax charge for a voluntary early retirement program for eligible employees of the Specialty Plastics and Specialty Additives Groups.

   In 1995, the Company recorded a $3.1 million pretax charge to reflect the termination benefits paid under a voluntary early retirement program for eligible salaried employees at the Company's corporate headquarters, Advanced Technology Group research facilities and Aerospace segment headquarters. The Company did not incur restructuring costs in 1994.


NOTE D
FINANCING ARRANGEMENTS

SHORT-TERM BANK DEBT: At December 31, 1996, the Company had separate revolving credit agreements with certain banks providing for domestic lines of credit aggregating $300 million. Borrowings under these agreements can be for any period of time until the expiration date and bear interest, at the Company's option, at rates tied to the banks' certificate of deposit, Eurodollar or prime rate. The lines expire on June 30, 2000, unless extended by the banks at the request of the Company. Under the agreements, the Company is required to pay a commitment fee of 12 basis points per annum on the total $300 million committed line. At December 31, 1996, no amounts were outstanding pursuant to these agreements.

   In addition, the Company had available formal foreign lines of credit and overdraft facilities of $57.4 million at December 31, 1996, of which $23.3 million was used.

   The Company also maintains uncommitted domestic money market facilities with various banks aggregating $370 million, of which $262.5 million of these lines were unused and available at December 31, 1996. Weighted average interest rates on outstanding short-term borrowings were 6.6 percent and 7.1 percent at December 31, 1996 and 1995, respectively. Weighted average interest rates on short-term borrowings were 5.9 percent, 6.5 percent and 4.9 percent in 1996, 1995 and 1994, respectively.

LONG-TERM DEBT: At December 31, 1996 and 1995, long-term debt and capital lease obligations payable after one year consisted of:


(In millions)                                   1996                1995
-------------------------------------------------------------------------------
Short-term debt expected
  to be refinanced                         $     -                $  50.0
9.625% Notes, maturing in 2001                  175.0               175.0
MTN notes payable                               119.0                79.0
European revolver                                29.2                 -
IDRBs, maturing in 2023, 6.0%                    60.0                60.0
Notes payable to banks                           -                   32.4
Other debt, maturing to 2015
  (interest rates from 7.4% to 13.0%)            14.0                22.5
-------------------------------------------------------------------------------
                                                397.2               418.9

Capital lease obligations (Note E)                2.8                 3.4
-------------------------------------------------------------------------------
Total                                       $   400.0             $ 422.3
================================================================================


MTN NOTES PAYABLE: The Company has an effective shelf registration filed with the Securities and Exchange Commission which, as of December 31, 1996, enables the Company to issue up to $281 million of long-term debt securities in the public markets (referred to as the MTN program). MTN notes outstanding at December 31, 1996, are fixed-rate non-callable debt securities. During 1996, the Company issued $20 million of 7.5 percent MTN notes, due in 2026, and $20 million of 7.4 percent MTN notes, due in 2046. During 1995, the Company issued $79 million of MTN notes, due in 2025 at interest rates ranging from 7.3 percent to 8.7 percent.

EUROPEAN REVOLVER: During 1996, the Company established a $75 million committed multi-currency revolving credit facility with various international banks, expiring in the year 2003. The Company intends to use this facility for medium-term, local currency financing to support the growth of its European operations. At December 31, 1996, the Company had borrowed $29.2 million denominated in Spanish pesetas at a floating rate that is tied to Spanish LIBOR (7.24 percent at December 31, 1996).

IDRBs: The industrial development revenue bonds were issued to finance the construction of a hangar facility in 1993. Property acquired through the issuance of these bonds secures the repayment of the bonds.

   Aggregate maturities of long-term debt, exclusive of capital lease obligations, during the five years subsequent to December 31, 1996, are as follows (in millions): 1997 - $34.7; 1998 - $4.6; 1999 - $.7; 2000 - $.3 and
2001 - $204.5.

   The Company's debt agreements contain various restrictive covenants that, among other things, place limitations on the payment of cash dividends and the repurchase of the Company's capital stock. Under the most restrictive of these agreements, income retained in the business was free from such limitations at December 31, 1996.

NOTE E
LEASING ARRANGEMENTS

The Company leases certain of its office and manufacturing facilities as well as machinery and equipment under various leasing arrangements. The future minimum lease payments from continuing operations, by year and in the aggregate, under capital leases and under noncancelable operating leases with initial or remaining noncancelable lease terms in excess of one year, consisted of the following at December 31, 1996:


                                           Capital              Noncancelable
(In millions)                              Leases             Operating Leases
-------------------------------------------------------------------------------
1997                                      $   1.7                 $   8.5
1998                                          1.1                     6.5
1999                                           .9                     4.8
2000                                           .6                     3.6
2001                                           .5                     2.1
Thereafter                                     .3                    14.5
-------------------------------------------------------------------------------
Total minimum payments                        5.1                 $  40.0
Less  amounts  representing interest          1.0              ================
----------------------------------------------------
Present value of net minimum
 lease payments                               4.1

Less current portion of capital
 lease obligations                            1.3
----------------------------------------------------
Total                                     $   2.8
====================================================


Net rent expense from continuing operations consisted of the following:


(In millions)                       1996          1995           1994
-------------------------------------------------------------------------------
Minimum rentals                  $  19.7        $  17.9         $ 17.6
Contingent rentals                   2.9            2.4            2.4
Sublease rentals                     (.1)           (.1)           (.1)
-------------------------------------------------------------------------------
Total                            $  22.5        $  20.2         $ 19.9
================================================================================


NOTE F
PENSIONS

BFGoodrich and its subsidiaries have several contributory and noncontributory defined benefit pension plans covering substantially all employees. Plans covering salaried employees generally provide benefit payments using a formula that is based on an employee's compensation and length of service. Plans covering hourly employees generally provide benefit payments of stated amounts for each year of service.

   The Company's general funding policy for pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. The Company's qualified pension plans were fully funded on an accumulated benefit obligation basis at December 31, 1996, reflecting the attainment of the Company's goal to fund these plans fully by 1997. Assets for these plans consist principally of corporate and government obligations and commingled funds invested in equities, debt and real estate. At December 31, 1996, the pension plans held 754,717 shares of the Company's common stock with a fair value of $30.6 million.



Note F: Pensions
(continued)


(In millions)                                                   1996                                    1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Plans with                  Plans with           Plans with
                                                          Assets Exceeding            Assets Exceeding    Accumulated Benefit
                                                             Accumulated                 Accumulated          Obligation
                                                         Benefit Obligation          Benefit Obligation    Exceeding Assets
-----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of
 accumulated benefit obligation:
   Vested                                                     $  568.8                     $  11.2               $ 546.9
   Non-vested                                                     26.6                          .6                  32.7
-----------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                   595.4                        11.8                 579.6
Plan assets at fair value                                        646.5                        17.8                 545.7
-----------------------------------------------------------------------------------------------------------------------------------
Plan  assets  in  excess of
 (less than) accumulated
  benefit obligation                                          $   51.1                     $   6.0               $ (33.9)
====================================================================================================================================
Projected benefit obligation                                  $  645.0                     $  14.3               $ 620.0
Plan assets at fair value                                        646.5                        17.8                 545.7
-----------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of
 (less than) projected benefit
  obligation                                                  $    1.5                     $   3.5               $ (74.3)
====================================================================================================================================
Consisting of:
  Unrecognized transition asset(liability)                    $  (20.2)                    $    .7               $ (24.6)
  Unrecognized prior service cost                                (19.0)                        (.5)                (18.0)
  Unrecognized net gain(loss)                                    (63.6)                        2.2                 (84.8)
  Adjustment required to
   recognize minimum liability                                      -                           -                   87.0
  Prepaid(accrued) pension cost
   recognized in the balance sheet                               104.3                         1.1                 (33.9)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                         $    1.5                     $   3.5               $ (74.3)
====================================================================================================================================

   The components of net periodic pension cost are as follows:

(In millions)                                  1996          1995          1994
--------------------------------------------------------------------------------
Service cost for benefits earned             $ 16.5       $  11.3        $ 11.1

Interest cost on projected benefit
 obligation                                    46.6          47.3          44.0

Actual return on plan assets                  (64.5)       (101.5)        (16.3)

Net amortization and deferral                  22.9          62.1         (18.9)
--------------------------------------------------------------------------------
Net pension cost                             $ 21.5       $  19.2        $ 19.9
================================================================================

   Amortization of unrecognized transition assets and liabilities, prior service cost and gains and losses (if applicable) are recorded using the straight-line method over the average remaining service period of active employees, or approximately 12 years.

   The table above sets forth the status of the Company's funded defined benefit pension plans as of December 31, 1996 and 1995, and the amounts recognized in the Consolidated Balance Sheet at those dates. This table excludes accrued pension costs for unfunded, non-qualified pension plans of $11 million in


1996 and $7.9 million in 1995, and the related projected benefit obligations of $18 million in 1996 and $11 million in 1995.

   Major assumptions used in accounting for BFGoodrich's defined benefit pension plans are as follows:


                                      1996          1995          1994
--------------------------------------------------------------------------------
Discount rate for
 obligations                          7.75%         7.25%         8.75%

Rate of increase in
 compensation levels                  4.0%          3.5%          4.5%

Expected long-term rate of
 return on plan assets                9.0%          9.0%          9.0%
================================================================================


   The Company also maintains voluntary retirement savings plans for U.S. salaried and wage employees. Under provisions of these plans, eligible employees can receive Company matching contributions on up to the first 6 percent of their eligible earnings. The Company matches one dollar for each one dollar of employee contributions invested in BFGoodrich common stock, and 50 cents for each dollar of eligible employee contributions invested in other available investment options

(up to 6 percent of earnings). For 1996, 1995 and 1994, Company contributions amounted to $15.9 million, $14.6 million and $12.2 million, respectively.

   In addition, the Company contributed $8.9 million, $10 million and $8.5 million in 1996, 1995 and 1994, respectively, under other defined contribution plans for employees not covered under the aforementioned defined benefit pension and voluntary retirement savings plans. Contributions are determined based on various percentages of eligible earnings and a profit sharing formula.


NOTE G
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors several unfunded defined benefit postretirement plans that provide certain health-care and life insurance benefits to eligible employees. The health-care plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. The life insurance plans are generally noncontributory.

   The following table sets forth the combined status of the plans as recognized in the Consolidated Balance Sheet at December 31, 1996 and 1995:


(In millions)                               1996                      1995
-------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation (APBO):

    Retirees                             $  254.4                   $ 282.2

    Fully eligible active plan
     participants                            23.2                      23.3

    Other active plan participants           29.7                      31.0

    Unrecognized gain                        66.6                      40.9
-------------------------------------------------------------------------------
Accrued postretirement cost              $  373.9                   $ 377.4
===============================================================================


   Net periodic postretirement benefit expense included the following components:

(In millions)                               1996          1995          1994
-------------------------------------------------------------------------------
Service  cost for  benefits earned        $  2.3        $  1.7       $  2.9

Interest cost on APBO                       22.3          25.3         27.0

Net amortization and deferral               (2.3)         (2.9)          -
-------------------------------------------------------------------------------
Net periodic postretirement cost          $ 22.3        $ 24.1       $ 29.9
===============================================================================





   For measurement purposes, the annual rate of increase in the per capita cost of covered health-care benefits of 8.0 percent was assumed for 1997, decreasing gradually to 5.25 percent through the year 2002 and remaining at that level thereafter. The health-care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. An increase in the assumed health-care cost trend rate by 1 percentage point in each year would increase the APBO as of December 31, 1996, by $21 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1996 by $1.6 million. The weighted average discount rates used in determining the APBO were 7.75 percent, 7.25 percent and 8.75 percent as of December 31, 1996, 1995 and 1994, respectively.


NOTE H
INCOME TAXES

Income from continuing operations before income taxes and Trust distributions as shown in the Consolidated Statement of Income consists of the following:

(In millions)                    1996          1995          1994
--------------------------------------------------------------------------------
Domestic                       $ 132.5        $102.2        $ 57.9
Foreign                           24.7          20.8          11.9
--------------------------------------------------------------------------------
Total                          $ 157.2        $123.0        $ 69.8
--------------------------------------------------------------------------------


   A summary of income tax (expense) benefit from continuing operations in the Consolidated Statement of Income is as follows:

(In millions)                    1996        1995       1994
--------------------------------------------------------------------------------
Current:

  Federal                      $ (25.7)   $ (15.8)   $  (6.0)
  Foreign                         (8.6)      (4.6)      (2.0)
  State                           (4.6)      (4.3)      (3.5)
--------------------------------------------------------------------------------
                                 (38.9)     (24.7)     (11.5)
--------------------------------------------------------------------------------
Deferred:

  Federal                        (15.4)     (18.7)     (14.9)
  Foreign                           .8         .1        (.4)
--------------------------------------------------------------------------------
                                 (14.6)     (18.6)     (15.3)
--------------------------------------------------------------------------------
Total                          $ (53.5)   $ (43.3)   $ (26.8)
================================================================================

   Significant components of deferred income tax assets and liabilities at December 31, 1996 and 1995, are as follows:

(In millions)                              1996         1995
-------------------------------------------------------------
Deferred income tax assets:

  Accrual for postretirement benefits
   other than pensions                 $   129.6    $  130.9
  Other nondeductible accruals              62.7        60.7
  Tax credit and net operating
   loss carryovers                          19.1        28.5
  Other                                     20.9        35.8
-------------------------------------------------------------
   Total deferred income tax assets        232.3       255.9
============================================================
Deferred income tax liabilities:

  Tax over book depreciation               (90.0)      (83.6)
  Tax over book intangible amortization    (13.4)       (9.3)
  Pensions                                 (31.2)      (25.1)
  Other                                    (33.8)      (41.7)
-------------------------------------------------------------
   Total deferred income tax liabilities  (168.4)     (159.7)
-------------------------------------------------------------
Net deferred income taxes              $    63.9    $   96.2
============================================================

   Management has determined, based on the Company's history of prior earnings and its expectations for the future, that income of the Company will more likely than not be sufficient to recognize fully these net deferred tax assets. In addition, management's analysis indicates that the turnaround periods for certain of these assets are for long periods of time or are indefinite. In particular, the turnaround of the largest deferred tax asset related to accounting for postretirement benefits other than pensions will occur over an extended period of time and as a result will be realized for tax purposes over those future periods and beyond. In addition, the tax credit carryovers are comprised of alternative minimum tax credits of $14.6 million which have indefinite carryover periods. The remaining deferred tax assets and liabilities approximately match each other in terms of timing and amounts and should be realizable in the future given the Company's operating history.

   The effective income tax rate from continuing operations varied from the statutory federal income tax rate as follows:


Percent of Pretax Income              1996     1995    1994
-------------------------------------------------------------
Statutory   federal  income tax rate  35.0%    35.0%   35.0%
Corporate-owned life insurance
  investments                         (1.0)    (1.9)   (3.0)
Amortization of nondeductible
  goodwill                             1.2      1.4     2.6
Difference in rates on
  consolidated foreign subsidiaries    (.6)    (2.2)   (2.5)
State and local taxes,
  net of federal benefit               1.9      2.3     3.3
QUIPS distributions                   (1.7)    (1.1)    -
Other items                            (.8)     1.7     3.0
-------------------------------------------------------------
Effective income tax rate             34.0%    35.2%   38.4%
=============================================================

   BFGoodrich has not provided for U.S. federal and foreign withholding taxes on $115.1 million of foreign subsidiaries' undistributed earnings (excluding the SC&A Group) as of December 31, 1996, because such earnings are intended to be reinvested indefinitely. It is not practical to determine the amount of income tax liability that would result had such earnings actually been repatriated. On repatriation, certain foreign countries impose withholding taxes. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings would approximate $5.6 million.

NOTE I

BUSINESS SEGMENT INFORMATION

The Company's operations are classified into two reportable business segments:
BFGoodrich Aerospace ("Aerospace") and BFGoodrich Specialty Chemicals ("Specialty Chemicals").

   Aerospace consists of three business groups: Landing Systems; Sensors and Integrated Systems; and Maintenance, Repair and Overhaul. They serve commercial, military, regional, business and general aviation markets. Aerospace's major products are aircraft landing gear and wheels and brakes; sensors and sensor-based systems; fuel measurement and management systems; aircraft evacuation slides and rafts; ice protection systems; and collision warning systems. Aerospace also provides maintenance, repair and overhaul services on commercial airframes and components.

   Specialty Chemicals consists of two business groups: Specialty Additives and Specialty Plastics. They serve various markets such as personal care, pharmaceuticals, printing, textiles and automotive. Specialty Chemicals' major products are thermoplastic polyurethane; high-heat-resistant plastics; synthetic thickeners and emulsifiers; polymer emulsions, resins and additives; and textile thickeners, binders, emulsions and compounds.

                     The BFGoodrich Company and Subsidiaries


                                                             Sales                                 Operating Income
-------------------------------------------------------------------------------------------------------------------------------
(In millions)                                 1996            1995           1994            1996         1995         1994
-------------------------------------------------------------------------------------------------------------------------------
Aerospace                                 $ 1,253.8        $1,149.7       $1,050.3       $   161.3     $  146.6     $  121.9
Specialty Chemicals(1)                        824.4           710.8          638.7           109.5         74.4         72.1
-------------------------------------------------------------------------------------------------------------------------------
Total Reportable Segments                   2,078.2         1,860.5        1,689.0           270.8        221.0        194.0
Corporate(2)                                    -              -              -              (52.7)       (56.5)       (53.0)
-------------------------------------------------------------------------------------------------------------------------------
Total                                     $ 2,078.2        $1,860.5       $1,689.0       $   218.1     $  164.5     $  141.0
===============================================================================================================================
                                         Property                       Depreciation and                Identifiable
                                         Additions                    Amortization Expense                 Assets
-------------------------------------------------------------------------------------------------------------------------------
(In millions)                    1996      1995       1994         1996      1995      1994       1996       1995      1994
-------------------------------------------------------------------------------------------------------------------------------
Aerospace                     $   51.6  $   38.3   $  36.8      $  57.9   $   56.9  $   54.7   $1,341.4   $1,334.2  $1,287.0
Specialty Chemicals               97.5      86.4      63.1         39.0       35.3      33.2      784.6      602.7     583.5
-------------------------------------------------------------------------------------------------------------------------------
Total Reportable Segments        149.1     124.7      99.9         96.9       92.2      87.9    2,126.0    1,936.9   1,870.5
Corporate(3)                      35.0      23.0      30.4         21.5       21.7      24.2      537.1      552.7     598.4
-------------------------------------------------------------------------------------------------------------------------------
Total                         $  184.1  $  147.7   $ 130.3      $ 118.4   $  113.9  $  112.1   $2,663.1   $2,489.6  $2,468.9
===============================================================================================================================
                                                                       Operating Income                 Identifiable
                                          Sales                             (Loss)                         Assets
-------------------------------------------------------------------------------------------------------------------------------
(In millions)                    1996      1995     1994           1996      1995      1994        1996      1995      1994
-------------------------------------------------------------------------------------------------------------------------------
Geographic Areas:
  United States              $ 1,841.8 $  1,655.2  $1,511.1      $ 246.5   $  200.2  $  182.0   $1,883.4  $ 1,756.5 $  1,726.2
  Other North America             21.4       19.4      16.8          1.3        0.8       0.6       12.0       20.8        8.0
  Europe                         185.1      159.1     140.3         22.4       19.3      11.8      222.9      152.3      130.2
  Other Foreign                   29.9       26.8      20.8          0.9        1.9      (0.4)      12.5       11.6        9.3
  Inter-area Eliminations          -         -         -            (0.3)      (1.2)      -         (4.8)      (4.3)      (3.2)
-------------------------------------------------------------------------------------------------------------------------------
Total                        $ 2,078.2 $  1,860.5  $1,689.0      $ 270.8   $  221.0  $  194.0   $2,126.0  $ 1,936.9 $  1,870.5
===============================================================================================================================

1 Operating income in 1996 includes a $4 million charge for a voluntary early retirement program.

2 Corporate operating expenses include a $3.1 million charge for a voluntary early retirement program in 1995.

3 Includes amounts relating to the SC&A Group and Other Operations (CAO) which are accounted for as discontinued operations.

   The Company's business is conducted on a global basis with manufacturing, service and sales undertaken in various locations throughout the world. Aerospace's products and services and Specialty Chemicals' products are principally sold to customers in North America and Europe.

   Corporate includes general corporate administrative costs and Advanced Technology Group research expenses. Segment operating income is total segment revenue reduced by operating expenses directly identifiable with that business segment. Intersegment eliminations are included in Corporate and are not significant in any year.

   Sales are generally not concentrated in any one customer. Sales, principally in the Aerospace business segment, represented 10 percent, 11 percent and 12 percent of consolidated sales in 1996, 1995 and 1994, respectively, to various United States government agencies and departments.

   At December 31, 1996, approximately 14 percent of the Company's labor force was covered by various collective bargaining agreements. Approximately 5 percent of the labor force was covered by a collective bargaining agreement that will expire during 1997.

   Net assets of consolidated foreign subsidiaries, principally in Europe, amounted to $186.6 million, $188.3 million and $174.5 million in 1996, 1995 and 1994, respectively. The Company does not believe that business risks in countries in which it operates, including currency restrictions, would have a significant adverse effect on cash flow, liquidity or capital resources.

   The Company also exports products manufactured in the United States to affiliated and unaffiliated companies worldwide. Intercompany transfers made at prevailing prices to foreign subsidiaries amounted to $84.9 million, $80.5 million and $74.9 mil-lion in 1996, 1995 and 1994, respectively. Export sales to unaffiliated foreign customers amounted to $314.7 million, $293.8 million and $262.7 million in 1996, 1995 and 1994, respectively.


NOTE J
SUPPLEMENTAL STATEMENT OF INCOME INFORMATION

(In millions)                     1996       1995       1994
-------------------------------------------------------------
Other Income (Expense)--Net

Cost of health-care benefits
  for retirees of previously
  discontinued businesses      $ (10.5)   $ (12.1)   $ (14.0)

Gains on sale of businesses        1.6        3.6        -

Gain on sale of
  corporate assets                 -          -          7.2

Equity in losses of
  unconsolidated subsidiary       (3.9)      (4.4)      (4.3)

Interest on Company-owned
  life insurance                  (7.5)     (10.0)     (10.1)

Environmental recoveries
  (costs) of previously
  discontinued businesses          1.6       19.1       (7.2)

Other--net                        (3.1)       4.4        3.3
-------------------------------------------------------------
Total                          $ (21.8)   $    .6    $ (25.1)
=============================================================

   The unconsolidated subsidiary had assets of $17.9 million and $10.8 million and liabilities of $21.8 million and $14.8 million at December 31, 1996 and 1995, respectively, and revenues of $24.4 million, $13.9 million and $8.9 million in 1996, 1995 and 1994, respectively.

   In 1995, the Company recognized $19.1 million of income from the settlement of certain insurance issues relating to past environmental claims of previously discontinued businesses.

   Research and Development Expense: The Company performs research and development under Company-funded programs for commercial products, and under contracts with others. Research and development under contracts with others is performed by the Aerospace segment for military and commercial products. Total research and development expenditures from continuing operations in 1996, 1995 and 1994 were $124.1 million, $119.4 million and $111.4 million, respectively. Of these amounts, $23.6 million, $37.6 million and $30 million, respectively, were funded by customers.

NOTE K
SUPPLEMENTAL BALANCE SHEET INFORMATION

(In millions)                             1996        1995
---------------------------------------------------------------
Allowance for Doubtful Accounts       $    13.1     $  11.8
===============================================================

   Amounts charged to expense from continuing operations during 1996, 1995 and 1994 were $2.6 million, $2.0 million and $.7 million, respectively.

(In millions)                               1996        1995
-------------------------------------------------------------
Inventories

FIFO or average cost (which
  approximates current costs):
   Finished products                   $   157.7     $ 151.4
   In process                              122.0       114.0
   Raw materials and supplies              152.1       154.3
-------------------------------------------------------------
                                           431.8       419.7
Reserve  to reduce  certain inventories
  to LIFO basis                            (64.7)      (64.4)
-------------------------------------------------------------
Total                                  $   367.1     $ 355.3
=============================================================

   At December 31, 1996 and 1995, approximately 47 percent and 50 percent, respectively, of inventory was valued by the LIFO method.

(In millions)                              1996         1995
--------------------------------------------------------------
Property

Land                                   $    22.8     $   18.6
Buildings and improvements                 487.0        415.8
Machinery and equipment                  1,041.9        962.8
Construction in progress                   112.0        115.5
--------------------------------------------------------------
                                         1,663.7      1,512.7
Less allowances for depreciation
  and amortization                         717.7        653.5
--------------------------------------------------------------
Total                                  $   946.0     $  859.2
==============================================================

   Property includes assets acquired under capital leases, principally buildings and machinery and equipment, of $20.4 million and $21.3 million at December 31, 1996 and 1995, respectively. Related allowances for depreciation and amortization are $10.9 million and $11.7 million, respectively. Interest costs capitalized from continuing operations were $6.3 million in 1996, $2.5 million in 1995 and $.6 million in 1994. Amounts charged to expense for depreciation and amortization from continuing operations during 1996, 1995 and 1994 were $79.8 million, $76.6 million and $75.6 million, respectively.

(In millions)                                  1996     1995
--------------------------------------------------------------
Goodwill

Accumulated amortization                    $   75.5  $  58.9
==============================================================

(In millions)                                  1996     1995
--------------------------------------------------------------
Identifiable Intangible
Assets

Accumulated amortization                    $   30.9  $  26.1
==============================================================

   Amortization of goodwill and identifiable intangible assets from continuing operations was $20.1 million, $18.3 million and $18.1 million in 1996, 1995 and 1994, respectively.

(In millions)                                 1996      1995
--------------------------------------------------------------
Accrued Expenses

Wages, vacations, pensions and
  other employment costs                   $   94.9   $  82.0
Postretirement benefits other
  than pensions                                25.4      25.5
Taxes, other than  federal
  and foreign taxes on income                  39.2      37.0
Accrued environmental liabilities               8.7       7.0
Other                                          69.0      79.6
--------------------------------------------------------------
Total                                      $  237.2   $ 231.1
==============================================================
(In millions)                                 1996      1995
--------------------------------------------------------------
Other Non-current Liabilities

Accrued pension liability                  $   14.6   $  62.5
Accrued environmental liabilities              13.7      15.6
Other                                          55.3      44.6
--------------------------------------------------------------
Total                                      $   83.6   $ 122.7
==============================================================


Fair Values of Financial Instruments: The Company's accounting policies with respect to financial instruments are described in Note A.

   The carrying amounts and fair values of the Company's significant on balance sheet financial instruments at December 31, 1996 and 1995, are as follows:

1996 (In millions)               Carrying Amount    Fair Values
---------------------------------------------------------------
Cash and cash equivalents            $   48.7         $  48.7
Accounts and notes receivable           398.0           398.0
Accounts payable                        243.1           243.1
Short-term bank debt                    130.8           130.8
Long-term debt (including
  current portion)                      431.9           452.0

1995 (In millions)               Carrying Amount    Fair Values
---------------------------------------------------------------
Cash and cash equivalents            $   60.3         $  60.3
Accounts and notes receivable           399.0           399.0
Accounts payable                        235.9           235.9
Short-term bank debt                     11.3            11.3
Long-term debt (including
  current portion)                      498.1           530.0

   Off balance sheet derivative financial instruments at December 31, 1996 and 1995, held for purposes other than trading, were as follows:

                           1996               1995
                        Contract/           Contract/
                        Notional    Fair    Notional    Fair
(In millions)            Amount     Value    Amount     Value

---------------------------------------------------------------
Interest rate swaps      $ 15.0    $  (.1)   $ 65.0   $ (1.2)
Foreign currency
  forward contracts      $ 12.3    $  (.3)   $ 12.1   $  (.2)

Foreign currency
  swap agreements        $ 17.1    $  -      $ 15.9   $   .1

   At December 31, 1996, the Company had one interest rate swap agreement, wherein the Company pays a fixed rate of interest and receives a LIBOR-based floating rate. This contract is scheduled to mature in 1997.

   Foreign currency forward contracts mature over the next four months coincident with the anticipated settlement of accounts receivable and accounts payable in Europe. No additional cash requirements are necessary with respect to outstanding agreements.

   The counterparties to each of these agreements are major commercial banks. Management believes that losses related to credit risk are remote.

NOTE L

SUPPLEMENTAL CASH FLOW INFORMATION

The following tables set forth non-cash financing and investing activities and other cash flow information.

   Acquisitions accounted for under the purchase method are summarized as follows:

(In millions)                       1996      1995     1994
-------------------------------------------------------------
Estimated fair value of tangible
  assets acquired                $  46.4   $   3.6  $   23.1
Goodwill and identifiable
  intangible assets                 81.7      12.7       4.5
Cash paid/stock issued            (107.9)    (15.4)    (26.5)
-------------------------------------------------------------
Liabilities assumed or created   $  20.2   $    .9  $    1.1
=============================================================
Liabilities disposed in
  connection with sales of
  businesses                     $   1.5   $   9.2  $    -
Interest paid (net of amount
  capitalized)                      40.2      43.3      44.7
Income taxes paid                   34.4      32.2      12.8
Conversion of Series D
  Convertible Preferred Stock
  into common stock                  -        22.9       -
Contribution of common stock
  to pension trust                  30.0       -         -

NOTE M

PREFERRED STOCK

There are 10,000,000 authorized shares of Series Preferred Stock - $1 par value. Shares of Series Preferred Stock that have been redeemed are deemed retired and extinguished and may not be reissued. As of December 31, 1996, 2,401,673 shares of Series Preferred Stock have been redeemed, and no shares of Series Preferred Stock were outstanding. The Board of Directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series of the Series Preferred Stock.

Cumulative Participating Preferred Stock - Series E: The Company has authorized 350,000 shares of Cumulative Participating Preferred Stock-Series E, $1 par value. Series E shares have preferential voting, dividend and liquidation rights over the Company's common stock. At December 31, 1996, no Series E shares were issued or outstanding and 338,724 shares were reserved for issuance.

   Series E shares may be acquired only through the exercise of Rights attached to the Company's common stock. Each Right, when exercisable, entitles the registered holder thereof to purchase from BFGoodrich one one-hundredth of a share of Series E Stock at a price of $200 per one one-hundredth of a share (subject to adjustment). The one one-hundredth of a share is intended to be the functional equivalent of two shares of the Company's common stock.

   The Rights will not be exercisable or transferable apart from the common stock until an Acquiring Person, as defined in the Rights Agreement, as amended, without the prior consent of BFGoodrich's Board of Directors, acquires 20 percent or more of the voting power of the Company's stock or announces a tender offer that would result in 20 percent ownership. BFGoodrich is entitled to redeem the Rights at five cents per Right any time before a 20 percent position has been acquired or in connection with certain transactions thereafter announced. Under certain circumstances, including the acquisition of 20 percent of the Company's stock, each Right not owned by a potential Acquiring Person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Series E Stock having a market value of twice the Right's exercise price.

   Holders of the Right will be entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20 percent or more of the Company's voting power, BFGoodrich is involved in a merger or other business combination transaction with another person in which its common shares are changed or converted, or BFGoodrich sells 50 percent or more of its assets or earnings power to another person.

   The Rights expired on August 2, 1997 (see Note R).

NOTE N
COMMON STOCK

On February 19, 1996, the Company's Board of Directors approved a two-for-one common stock split to be distributed in the form of a stock dividend. As a result of this action, 26,932,191 shares were issued to shareholders of record on March 11, 1996, of which 531,205 shares represented treasury stock of the Company. Par value remains at $5 per share as a result of transferring $134.7 million to common stock from additional capital, representing the aggregate par value of the shares issued under the stock split. All references throughout this annual report to number of shares, per share amounts, stock option data and market prices of the Company's common stock have been restated.

   During 1996, 754,717 shares ($30 million) of authorized but previously unissued shares of common stock were issued and contributed to the Company's defined benefit wage and salary pension plans.

   The Company acquired 52,949, 1,365,654 and 51,692 shares of treasury stock in 1996, 1995 and 1994, respectively, and reissued 22,500, 775,900 and 20,000 shares, respectively, in connection with the Stock Option Plan and other employee stock ownership plans. In 1996, 1995 and 1994, 60,400, 134,250 and 59,700 shares, respectively, of common stock previously awarded to employees were forfeited and restored to treasury stock.

   During 1996, 1995 and 1994, 566,071, 843,562 and 105,452 shares, respectively, of authorized but unissued shares were issued under the Stock Option Plan and other employee stock ownership plans.

   Shares reserved for future issuance at December 31, 1996, were as follows:

------------------------------------------------------------
Stock options under

  Stock Option Plan                                5,723,395
Various Company stock ownership plans              7,122,138
------------------------------------------------------------
Total                                             12,845,533
============================================================

NOTE O
PREFERRED SECURITIES OF TRUST

On July 6, 1995, BFGoodrich Capital, a wholly owned Delaware statutory business trust (the "Trust") which is consolidated by the Company, received $122.5 million, net of the underwriting commission, from the issuance of 8.3 percent Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS"). The Trust invested the proceeds in 8.3 percent Junior Subordinated Debentures, Series A, Due 2025 ("Junior Subordinated Debentures") issued by the Company, which represent approximately 97 percent of the total assets of the Trust. The Company used the proceeds from the Junior Subordinated Debentures primarily to redeem all of the outstanding shares of the $3.50 Cumulative Convertible Preferred Stock, Series D. The QUIPS have a liquidation value of $25 per Preferred Security, mature in 2025 and are subject to mandatory redemption upon repayment of the Junior Subordinated Debentures. The Company has the option at any time on or after July 6, 2000, to redeem, in whole or in part, the Junior Subordinated Debentures with the proceeds from the issuance and sale of the Company's common stock within two years preceding the date fixed for redemption. The Company has unconditionally guaranteed all distributions required to be made by the Trust, but only to the extent the Trust has funds legally available for such distributions. The only source of funds for the Trust to make distributions to preferred security holders is the payment by the Company of interest on the Junior Subordinated Debentures. The Company has the right to defer such interest payments for up to five years. If the Company defers any interest payments, the Company may not, among other things, pay any dividends on its capital stock until all interest in arrears is paid to the Trust.

NOTE P
STOCK OPTION PLAN

The Stock Option Plan, which will expire on April 5, 2001, unless renewed, provides for the awarding of or the granting of options to purchase 3,200,000 shares of common stock of the Company. Generally, options granted are exercisable at the rate of 35 percent after one year, 70 percent after two years and 100 percent after three years. Certain options are fully exercisable immediately after grant. The term of each option cannot exceed 10 years from the date of grant. All options granted under the Plan have been granted at not less than 100 percent of market value (as defined) on the date of grant.

   The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Pro forma information regarding net income and earnings per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 5.39 percent and 7.83 percent; dividend yield of 2.5 percent; volatility factor of the expected market price of the Company's common stock of 19 percent; and a weighted-average expected life of the option of 5 years and 4.9 years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. In addition, the grant-date fair value of performance shares (discussed below) is amortized to expense over the three-year plan cycle without adjustments for subsequent changes in the market price of the Company's common stock. The Company's pro forma information follows:

(In millions, except earnings per share
   information)                           1996        1995
------------------------------------------------------------
Pro forma net income                    $ 151.8     $ 118.2
Pro forma earnings per share               2.83        2.16
============================================================

   The pro forma effect on net income for 1996 and 1995 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

   A summary of the Company's stock option activity and related information follows:

Year ended December 31, 1996
(Options in thousands)
---------------------------------------------------------------
                                            Weighted-Average
                                  Options    Exercise Price
---------------------------------------------------------------
Outstanding at beginning
  of year                         2,347.4        $  22.39
Granted                             825.4           34.40
Exercised                          (566.1)          23.49
Forfeited                           (63.0)          26.36
---------------------------------------------------------------
Outstanding at end of year        2,543.7        $  25.94
---------------------------------------------------------------

Year ended December 31, 1995
(Options in thousands)
---------------------------------------------------------------
                                            Weighted-Average
                                  Options    Exercise Price

---------------------------------------------------------------
Outstanding at beginning
  of year                         2,446.2        $  22.51
Granted                             825.9           21.80
Exercised                          (852.2)          22.14
Forfeited                           (72.5)          22.56
---------------------------------------------------------------
Outstanding at end of year        2,347.4        $  22.39
===============================================================

   The weighted-average fair values of stock options granted during 1996 and 1995 were $6.87 and $5.31, respectively.

   The following table summarizes information about the Company's stock options outstanding at December 31, 1996:

                             The BFGoodrich Company
                                and Subsidiaries

(Options in thousands)
------------------------------------------------------------------------------------------------------------------------------
Grant                                                                Weighted-Average              Weighted-Average
Date                 Options Outstanding      Options Exercisable     Exercise Price      Remaining Contractual Life (Years)
------------------------------------------------------------------------------------------------------------------------------
1/2/96                       792.4                   274.2              $  34.40                           9
1/3/95                       673.8                   342.9                 21.80                           8
1/3/94                       298.2                   225.7                 20.00                           7
1/4/93                       211.6                   211.6                 24.44                           6
All other                    567.7                   567.7                 22.75                           3.2
------------------------------------------------------------------------------------------------------------------------------
Total                      2,543.7                 1,622.1
==============================================================================================================================

Stock options in the "All other" category were outstanding at prices ranging from $19.09 to $28.16

   During 1996, 1995 and 1994, restricted stock awards for 7,850, 209,700 and 20,000 shares, respectively, were made under this plan. During 1996, 1995 and 1994, stock awards for 25,400, 1,200 and 3,200 shares, respectively, were forfeited. Stock awards may be subject to conditions established by the Board of Directors.

   Under the terms of the restricted stock awards, the granted stock vests three years after the award date. The cost of these awards, determined as the market value of the shares at the date of grant, is being amortized over the three-year period. In 1996, 1995 and 1994, $1.5 million, $1.7 million and $1.2 million, respectively, were charged to expense for restricted stock awards.

   The Stock Option Plan also provides that shares of common stock may be awarded as performance shares to certain key executives having a critical impact on the long-term performance of the Company. In 1995, the Compensation Committee of the Board of Directors awarded 566,200 shares and established performance objectives that are based on attainment of an average return on equity over the three-year plan cycle ending in 1997. In 1996, 14,650 performance shares were granted to certain key executives that commenced employment during the year. During 1996, 1995 and 1994, 35,000, 133,050 and 56,500 performance shares, respectively, were forfeited.

   The market value of performance shares awarded under the plan is recorded as unearned restricted stock. The unearned amount is charged to compensation expense based upon the extent performance objectives are expected to be met.
In 1996 and 1995, $8.3 million and $6.9 million, respectively, were charged to expense for performance shares. In 1994, $.5 million was credited to expense for performance shares.

   If the provisions of SFAS 123 had been used to account for awards of performance shares, the weighted-average grant-date fair value of performance shares granted in 1996 and 1995 would have been $38.54 per share and $22.37 per share, respectively.

NOTE Q:
COMMITMENTS AND CONTINGENCIES

BFGoodrich and its subsidiaries have numerous purchase commitments for materials, supplies and energy incident to the ordinary course of business.

   There are pending or threatened against BFGoodrich or its subsidiaries various claims, lawsuits and administrative proceedings, all arising from the ordinary course of business with respect to commercial, product liability and environmental matters, which seek remedies or damages. BFGoodrich believes that any liability that may finally be determined with respect to commercial and product liability claims, should not have a material effect on the Company's consolidated financial position or results of operations. The Company is also involved in legal proceedings as a plaintiff involving contract, patent protection, environmental and other matters. Gain contingencies, if any, are recognized when realized.

   At December 31, 1996, the Company was a party to various obligations assumed or issued by others, including guarantees of debt and lease obligations, principally relating to businesses previously disposed. The aggregate contingent liability, should the various third parties fail to perform, is approximately $57.5 million. The Company has not previously been required to assume any responsibility for these financial obligations as a result of defaults and is not currently aware of any existing conditions which would cause a financial loss. As a result, the Company believes that risk of loss relative to these contingent obligations is remote.

   BFGoodrich and its subsidiaries are generators of both hazardous and non-hazardous wastes, the treatment, storage, transportation and disposal of which are subject to various laws and governmental regulations. Although past operations were in substantial compliance with the then-applicable regulations, the Company has been designated as a potentially responsible party by the U.S. Environmental Protection Agency ("EPA") in connection with approximately 32 sites, most of which related to businesses previously discontinued. The Company believes it may have continuing liability with respect to not more than 15 sites.

   The Company initiates corrective and/or preventive environmental projects of its own to ensure safe and lawful activities at its current operations. The Company believes that compliance with current governmental regulations will not have a material adverse effect on its capital expenditures, earnings or competitive position. The Company's environmental engineers and consultants review and monitor past and existing operating sites. This process includes investigation of National Priority List sites, where the Company is considered a potentially responsible party, review of remediation methods and negotiation with other potentially responsible parties and governmental agencies.

   At December 31, 1996, the Company had recorded as Accrued expenses and as Other Non-current Liabilities a total of $22.4 million to cover future environmental expenditures, principally for remediation of the aforementioned sites and other environmental matters. A significant portion of accrued environmental liabilities is in connection with five sites which relate to businesses previously discontinued. Two of the most significant variables in determining the Company's ultimate liability are the remediation method finally adopted for the site and the Company's share of the total site remediation cost. With respect to the five previously discontinued sites, the Company's maximum percentage share of the ultimate remediation costs is fixed. Of the five sites, two sites are in the operation and maintenance phase for which costs are reasonably fixed; a third site is in the construction phase, which is expected to be completed soon, which the Company will "buy out" of for a percentage of the total cost without any further liability exposure; a fourth site will be constructed in 1997 for which reasonable estimates of the ultimate completion cost can be made; however, the final cost at completion can vary significantly as a result of changes made during the construction phase and changed regulatory agency requirements, all of which are difficult to predict. With respect to the fifth site, uncertainty exists as to the total cost of remediation and the amount of past EPA costs to be reimbursed.

   Management believes that it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information. However, the amounts, if any, cannot be estimated and management believes that they would not be material to the Company's financial condition, but could be material to the Company's results of operations in a given period.

   In addition, the Company expects to incur capital expenditures and future costs for environmental, health and safety improvement programs. These expenditures relate to anticipated projects to change process systems or to install new equipment to reduce ongoing emissions, improve efficiencies and promote greater worker health and safety. These expenditures are customary operational costs and are not expected to have a material adverse effect on the financial position, liquidity or results of operations of the Company.

   The Company's chlor-alkali and olefins facilities ("Facilities") in Calvert City, Ky., were the subject of a lawsuit and subsequent arbitration that Westlake Monomers Corporation ("Westlake") initiated in 1993, seeking up to $350 million in damages. In August 1996, Westlake exercised its right to terminate an agreement to purchase the Facilities. All of Westlake's claims in the lawsuit and arbitration were terminated as a result of Westlake's decision not to purchase the Facilities (see Note B).

NOTE R:
SUBSEQUENT EVENTS (UNAUDITED)
   In the second quarter of 1997, BFGoodrich's Board of Directors declared a dividend distribution of one preferred share purchase right on each outstanding share of BFGoodrich common stock. These rights replaced, and are essentially similar to the shareholder rights which expired (see Note M).

On August 15, 1997, the Company completed the disposition of its CAO business resulting in an after-tax gain of $14.5 million, or $.27 per share (see Note B).

On September 22, 1997, the Company and Rohr, Inc. publicly announced that the two companies had agreed to merge. Rohr primarily designs, develops and integrates aircraft engine nacelle and pylon systems and provides support services. The merger will be effected by a stock-for-stock exchange wherein Rohr common stockholders will receive 0.7 shares of BFGoodrich common stock for each share of Rohr common stock. The value of the merger is estimated at approximately $1.3 billion, including the assumption of Rohr debt by BFGoodrich. The merger is subject to regulatory and shareholder approval and is expected to be completed in late 1997 or in early 1998.

QUARTERLY FINANCIAL DATA (UNAUDITED)
                                                        1996 Quarters                              1995 Quarters
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in millions,
except per share amounts)                   First    Second     Third     Fourth        First    Second     Third   Fourth
-----------------------------------------------------------------------------------------------------------------------------
BUSINESS SEGMENT SALES:

  Aerospace                               $ 307.0   $  303.0  $  310.7   $ 333.1      $ 276.6   $ 284.3   $  286.8  $ 302.0
  Specialty Chemicals                       191.0      203.1     217.5     212.8        192.0     178.3      166.4    174.1
-----------------------------------------------------------------------------------------------------------------------------
TOTAL SALES                               $ 498.0   $  506.1  $  528.2   $ 545.9      $ 468.6   $ 462.6   $  453.2  $ 476.1
=============================================================================================================================
GROSS PROFIT                              $ 164.9   $  167.4  $  165.7   $ 178.6      $ 138.9   $ 141.9   $  142.7  $ 155.9
=============================================================================================================================
BUSINESS SEGMENT
  OPERATING INCOME (LOSS):

   Aerospace                              $  39.2   $   39.9  $   38.0   $  44.2      $  27.8   $  37.4   $   40.4  $  41.0
   Specialty Chemicals                       25.0       28.5      30.8      25.2         18.8      15.8       18.7     21.1
   Corporate                                (12.7)     (11.5)    (15.0)    (13.5)       (11.6)    (14.8)     (13.7)   (16.4)
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING INCOME                    $  51.5   $   56.9  $   53.8   $  55.9      $  35.0   $  38.4   $   45.4  $  45.7
=============================================================================================================================
INCOME (LOSS) FROM:

  CONTINUING OPERATIONS                   $  21.2   $   25.0  $   20.9   $  26.1      $  10.9   $  28.5   $   16.3  $  18.9
  DISCONTINUED OPERATIONS                    (1.3)      12.9      43.7       3.2          6.7      15.8       16.6      4.3
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                $  19.9   $   37.9  $   64.6   $  29.3      $  17.6   $  44.3   $   32.9  $  23.2
-----------------------------------------------------------------------------------------------------------------------------
INCOME PER SHARE:

  Continuing operations                   $  0.40   $   0.46  $   0.38    $ 0.48      $  0.17   $  0.51   $  0.28   $  0.36
  Net income                                 0.37       0.70      1.19      0.54         0.30      0.81      0.59      0.44
=============================================================================================================================

   In the first quarter of 1996, operating income included a $4 million charge for a voluntary early retirement program in the Specialty Chemicals segment. Income from discontinued operations in 1996 and 1995 includes the disposition of the SC&A Group and CAO. In the second quarter of 1996, income from discontinued operations includes a $6.4 million pretax gain on the sale of an SC&A business. In the third quarter of 1996, income from discontinued operations also includes a $30 million non-cash adjustment to the gain of a business previously accounted for as a discontinued operation.

   In the second quarter of 1995, operating income included a $3.1 million charge for the termination benefits paid under a voluntary early retirement program. In addition, second quarter 1995 operating income benefited by $5.9 million from adjustments primarily due to the favorable decision related to a certain litigation matter and lower expense for pension and retiree health-care benefits resulting from updated actuarial calculations. Also, second quarter 1995 income from continuing operations included a pretax gain of $5 million from the sale of Arrowhead, prior to a fourth quarter adjustment, and a $20.1 million pretax benefit from the settlement of certain insurance issues relating to past environmental claims, principally for previously discontinued businesses.

Common Stock Prices and Dividends: The table below lists dividends per share and quarterly price ranges for the common stock of The BFGoodrich Company based on New York Stock Exchange prices as reported on the consolidated tape.

                   1996                                   1995
--------------------------------------------------------------------------
Quarter   High     Low    Dividend   Quarter   High         Low   Dividend
--------------------------------------------------------------------------
First    $40 1/4  $33 15/16  $.275    First  $22 13/16   $20 13/16  $.275
Second    41 7/8   35 3/8     .275    Second  27  3/8     22  3/16   .275
Third     45 1/8   33 3/8     .275    Third   33  1/8     26  5/8    .275
Fourth    45 7/8   38 1/8     .275    Fourth  36  5/16    30  1/2    .275
==========================================================================

                                     21

SELECTED FIVE-YEAR FINANCIAL DATA

(Dollars in millions,
except per share amounts)                                             1996        1995        1994         1993         1992
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME DATA:

  Sales                                                         $  2,078.2   $ 1,860.5   $  1,689.0   $ 1,359.6   $  1,238.5
  Cost of sales                                                    1,401.6     1,281.1      1,158.8       927.3        887.7
  Gross profit                                                       676.6       579.4        530.2       432.3        350.8
  Selling and administrative expenses                                454.5       411.8        389.2       353.1        297.8
  Operating income                                                   218.1       164.5        141.0        74.0         43.9
  Interest expense                                                    40.6        44.6         47.1        37.7         38.3
  Interest income                                                      1.5         2.5          1.0         4.1          2.9
  Income tax expense (benefit)                                        53.5        43.3         26.8        (4.8)        (9.8)
  Income (loss) from continuing operations before cumulative
   effect of change in method of accounting                           93.2        74.6         43.0        11.6         (6.7)
  Income (loss) from discontinued operations                          58.5        43.4         32.7       116.7         (2.7)
  Cumulative effect of change in method of accounting                  -           -            -          -          (286.5)
  Net income (loss)                                                  151.7       118.0         75.7       128.3       (295.9)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:

  Current assets                                                $    912.3   $   915.2   $    849.0   $   793.8   $    797.1
  Current liabilities                                                658.2       591.9        638.0       469.4        565.5
  Working capital                                                    254.1       323.3        211.0       324.4        231.6
  Net property                                                       946.0       859.2        873.3       836.0      1,215.8
  Total assets                                                     2,663.1     2,489.6      2,468.9     2,359.9      2,451.7
  Non-current long-term debt and capital lease obligations           400.0       422.3        427.1       486.5        403.1
  Mandatorily redeemable preferred securities of Trust               122.6       122.2          -           -            -
  Redeemable preferred stock                                           -           -            -           3.8          6.3
  Total shareholders' equity                                       1,050.2       878.6        922.6       895.3        828.8
--------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL DATA:

  Total segment operating income                                $    270.8   $   221.0   $    194.0   $   131.6   $    107.5
  Capital expenditures                                               184.1       147.7        130.3       146.2        200.2
  Dividends (common and preferred)                                    58.9        61.6         64.6        64.6         64.5
  Distributions on Trust preferred securities                         10.5         5.1          -           -            -
--------------------------------------------------------------------------------------------------------------------------------
PER SHARE OF COMMON STOCK:

  Income (loss) from continuing operations                       $    1.73   $    1.32   $     0.68   $    0.07   $    (0.29)
  Net income (loss)                                                   2.81        2.15         1.31        2.34        (5.95)
  Dividends per share                                                 1.10        1.10         1.10        1.10         1.10
  Book value per share                                               19.53       16.72        15.75       15.31        14.03
--------------------------------------------------------------------------------------------------------------------------------
RATIOS:

  As a percent of sales:
   Gross profit (%)                                                   32.6        31.1         31.4        31.8         28.3
   Selling and administrative expenses (%)                            21.9        22.1         23.0        26.0         24.0
  Return on common shareholders' equity (%)                           15.7        13.3          8.5        16.0        (33.4)
  Current ratio                                                        1.4         1.5          1.3         1.7          1.4
  Debt-to-capital ratio (%)                                           32.6        33.9         37.4        36.9         34.6
  Dividend payout--common stock (%)                                   39.1        51.2         84.0        47.0          N.A.
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OTHER DATA:

  Common shareholders of record at end of year                      10,397      11,073       11,711      12,066       12,785
  Common shares outstanding at end of year (millions)                 53.8        52.5         51.6        51.3         51.2
  Number of employees at end of year                                14,160      13,275       13,392      13,416       13,375
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
All Statement of Income Data and related ratios have been restated to exclude results of the Sealants, Coatings and Adhesives Group and CAO, which are now accounted for as discontinued operations.


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